Borrower — Dorman Products, Inc.
Principal Amount — $625,000
Loan Date — September 27, 2006
Maturity Date -September 15, 2013
Interest Rate – 4%
Security — Letter of Credit from Wachovia Bank

PROMMISSORY NOTE

LOAN: FOR VALUE RECEIVED, the above named Borrower (“Borrower”) promises to pay to the order of TENNESSEE VALLEY AUTHORITY (“TVA”) the Principal Amount set forth above (the “Loan”), plus interest per annum on the unpaid balance, both as provided below. The interest hereon shall be computed on the basis of a 365-day year.

METHOD OF PAYMENTS: Borrower hereby agrees that, except as otherwise prescribed by TVA, all amounts due from Borrower to TVA shall be made through Automated Clearing House (ACH) debits and Borrower agrees to sign such authorizations and instructions as TVA may deem necessary from time to time to effect such debits. Payments shall be made in such funds as are then legal tender for the payment of debts due to TVA and will be considered received when deposited into TVA’s account. Payments shall be applied to principal, accrued interest, and charges and expenses owing on or in connection with this Promissory Note, hereinafter “Note”, in such order as TVA elects, except that payments shall be applied to accrued interest before principal.

ADVANCES: Borrower shall have the right to obtain an advance under this Note only to the extent allowed under the terms and conditions set forth in that certain Loan and Security Agreement between Borrower and TVA dated as of the date hereof (the “Loan Agreement”). If the Loan Agreement allows Borrower to receive proceeds of the Loan in more than one advance, Borrower’s final request must be received by TVA in sufficient time to reasonably enable TVA to make the advance prior to the Line Period Termination Date set forth above.

Any advance by TVA to Borrower which is not evidenced by another instrument or agreement between the parties shall be conclusively presumed to have been made hereunder when such advance is made in accordance with oral or written instructions of Borrower or authorized agent(s) of Borrower. Any advances under this Note are made pursuant to a non-revolving line of credit granted by TVA to Borrower and may not be re-borrowed.

TVA’s books of account shall constitute prima facie evidence of the balance of this Note.

TERMS: Interest shall accrue for the full term of this Note at the interest rate set forth above. Interest shall accrue for the full term of this Note at the interest rate set forth above. Monthly principal and interest payments shall commence on      15, 2006 and shall be due thereafter on the 15th day of each calendar month through and including the Maturity Date. Notwithstanding anything herein to the contrary, the final payment shall be due on the Maturity Date set forth above and shall include all then outstanding principal hereof plus all accrued and unpaid interest thereon.

SECURITY INTEREST: Under the terms of the Loan Agreement and/or the other Loan Documents (as defined in the Loan Agreement), this Note is secured by the Security described above.

Any agreement in favor of TVA, or similar instrument in favor of TVA which by its terms, either general or specific, secures this Note shall be effective according to such terms, whether or not it is described above.

DEFAULT: This Note shall be immediately due and payable in full at the holder’s option and without prior notice in any one of the following events (each an “Event of Default”):

(a) any required payment of principal, interest or other funds is not made when due and such failure continues for a period of ten (10) days after written notice to Borrower pursuant to the terms of the Loan Agreement; or

(b) any Obligor (which term shall include Borrower, any endorser, surety, or guarantor) fails to perform any obligation, agreement, or liability contained in this Note or any other Loan Document (as defined in the Loan Agreement) and such failure continues for a period beyond any applicable cure period set forth in such Loan Document.

Notwithstanding the foregoing, if Borrower receives three or more notices of default under this paragraph and another Event of Default subsequently occurs, TVA shall not be obligated to give Borrower notice of such Event of Default, the Event of Default shall be deemed to occur immediately, and the Borrower will not have a right to cure such Event of Default. The above notice provisions and any other notice provisions contained in any other Loan Document shall run concurrently and not successively.

This right of the holder is a continuing one, not subject to waiver by nonuse. From and after maturity, whether by acceleration, default, or otherwise, the total of unpaid principal and accrued interest on this Note shall bear interest at the maximum rate as allowed by law. If no applicable law restricts the rate of interest that may be charged hereon, the maximum rate shall be the Wall Street Journal’s “Money rates” section Prime rate plus 3 percent per annum in effect at the time of default.

ENFORCEMENT COSTS/WAIVER: Borrower agrees to pay reasonable attorneys’ and reasonable paralegals’ fees and all other costs of collection incurred by the holder following an Event of Default. Neither any failure nor any delay on the part of holder in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or remedy. No modifications or waiver of any provision of this Note, and no consent by holder to any departure by Borrower from the provisions hereof, shall in any event be effective unless the same shall be in writing, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice to or demand upon Borrower in any case shall entitle Borrower to any other or further notice or demand in the same, similar or other circumstances.

PREPAYMENT: This Note may be prepaid in whole or in part at any time without premium or penalty. Any partial prepayment shall be applied against the principal amount outstanding and shall not affect the due date of any subsequent payment or change the amount of such payment, unless TVA otherwise agrees in writing or unless a lesser amount will discharge the entire indebtedness.

LATE FEES: If payment is past due more than ten (10) days, the Borrower agrees to pay TVA a late charge of five percent (5%) of such payment amount. No late charge, however, shall be imposed on any payment made on time and in full solely by reason of any previously accrued and unpaid late charge.

CHOICE OF LAW/JURISDICTION: This Note shall be construed under Federal law and the laws of the State of Tennessee to the extent to which there is no applicable Federal law. In any legal proceedings in connection with, or for enforcement of, this Note, Borrower waives trial by jury, and consents to personal jurisdiction in the United States District Court for the Eastern District of Tennessee at Knoxville, and expressly waives any objections as to venue in such court.

CONSTRUCTION AND EFFECT: Whenever possible, each provision of this Note shall be interpreted in such manner as to be effective and valid under applicable law; however, if any such provision shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Note. This Note shall bind Borrower and Borrower’s successors and assigns, including any corporation or other legal entity resulting from a merger, consolidation, or other restructuring of Borrower.

DORMAN PRODUCTS, INC.

By: /s/ Matt Barton

Title: Chief Financial Officer